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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2004

TEXAS ROADHOUSE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50972 (Commission File Number)	20-1083890 (IRS Employer Identification No.)
6040 Dutchmans Lane, Suite 400 (Address of principal executive offices)		40205 (Zip code)

(502) 426-9984
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01    Entry into a Material Definitive Agreement.

        On October 8, 2004, we entered into a new $150.0 million five-year revolving credit facility with a syndicate of commercial lenders led by Bank of America, N. A., Banc of America Securities LLC and National City Bank of Kentucky. The new facility replaced our previous credit facility after the completion of our initial public offering. The terms of the new facility will require us to pay interest on outstanding borrowings at LIBOR plus a margin of 0.75% to 1.50% and to pay a commitment fee of 0.15% to 0.25% per year on any unused portion of the facility, in both cases depending on our leverage ratio. Our facility prohibits us from incurring additional debt outside the facility with certain exceptions, including equipment financing up to $3.0 million, unsecured debt up to $500,000 and up to $20.0 million of debt incurred by majority-owned companies formed to open new restaurants. Additionally, the lenders' obligations to extend credit under the facility depends upon our maintaining certain financial covenants, including a minimum fixed charge coverage ratio of 1.50 to 1.00 and a maximum consolidated leverage ratio of 3.00 to 1.00. The lenders' obligation to extend credit under the new facility will depend upon our compliance with these covenants. The credit facility is secured by a pledge of our ownership interests in all of our subsidiaries.

Item 8.01    Other Events.

        On October 8, 2004, we finalized our revised menu that will be rolled out to substantially all of the system stores on a staggered basis over the next few weeks. The revised menu will reflect an overall price increase of approximately 2.0%. We cannot assure that this increase will have a positive impact on our results of operations.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.
Date: October 8, 2004	By	/s/ W. Kent Taylor W. Kent Taylor Chairman of the Company

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INFORMATION TO BE INCLUDED IN THE REPORT
SIGNATURE